UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Rimage Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rimage Corporation

7725 Washington Avenue South

Edina, Minnesota 55439

(952) 944-8144

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2008

____________________

TO THE SHAREHOLDERS OF

RIMAGE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rimage Corporation, a Minnesota corporation, will be held on Wednesday, May 14, 2008, at 3:30 p.m. (Edina, Minnesota time), at 7725 Washington Avenue South, Edina, Minnesota 55439, for the following purposes:

1.	To elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2008.

Only holders of record of Rimage Corporation’s common stock at the close of business on April 3, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Each of you is invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

By Order of the Board of Directors

Bernard P. Aldrich

President and Chief Executive Officer

April 11, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Page

PROXY STATEMENT	1
Solicitation of Proxies	1
Cost and Method of Solicitation	1
Voting	1
Quorum and Voting Requirements	1
Revoking a Proxy	2
Annual Meeting and Special Meetings; Bylaw Amendments	3
OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT	4
PROPOSAL 1: ELECTION OF DIRECTORS	5
Information Regarding Nominees	5
Voting Required	6
CORPORATE GOVERNANCE	7
Board Independence	7
Committees of the Board of Directors and Committee Independence	7
Director Nominations	8
Board Attendance at Board, Committee and Annual Shareholder Meetings	9
Continuing Education	10
Communications With Directors	10
Code of Ethics	10
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	10
EXECUTIVE OFFICERS	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Summary Compensation Table	20
Grants of Plan-Based Awards in 2007	21
Outstanding Equity Awards At Fiscal Year-End	21
2007 Options Exercised and Stock Vested	23
Employment Arrangements with Named Executive Officers and Post-Employment Compensation	23
DIRECTOR COMPENSATION	27
REPORT OF THE COMPENSATION COMMITTEE	28
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS	30
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS	31
Accountant Fees and Services	31
Audit Committee Pre-Approval Procedures	31
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	32
OTHER BUSINESS	32

i

Rimage Corporation

7725 Washington Avenue South

Edina, Minnesota 55439

(952) 944-8144

____________________

PROXY STATEMENT

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Rimage Corporation (“we” or “Rimage”) for use at the Annual Meeting of Shareholders to be held on May 14, 2008, at 3:30 p.m. (Edina, Minnesota time) at 7725 Washington Avenue South, Edina, Minnesota 55439, and at any postponements or adjournments thereof (the “Meeting”). The mailing of this proxy statement to our shareholders commenced on or about April 11, 2008.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Meeting as of April 3, 2008 consisted of 9,805,737 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 3, 2008 will be entitled to vote at the Meeting.

All shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Meeting, must be present, in person or by proxy, before action may be taken at the Meeting.

Directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who received more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008, provided that the total number of shares that vote on that proposal represents a majority of the shares outstanding on the record date.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. Abstentions are counted as present and entitled to vote for the purposes of determining a quorum, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Meeting.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Meeting. In the event that any other matters properly come before the Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

▪	Sending a written statement to that effect to the Secretary of Rimage Corporation;

▪	Submitting a properly signed proxy card with a later date; or

▪	Voting in person at the Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 7725 Washington Avenue South, Edina, Minnesota 55439, and our telephone number is (952) 944-8144.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2008 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our president, treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2009 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 3, 2008 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding

Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	1,024,100	10.4%

Boone Capital Management, LP (3) 400 Madison Ave. Suite 12D New York, NY 10017	523,000	5.3%

Bernard P. Aldrich (4)(5)(6)(7)	161,597	1.6%

Lawrence M. Benveniste (4)(5)	55,500	*

Philip D. Hotchkiss (4)(5)	19,949	*

Thomas F. Madison (4)(5)	50,500	*

Steven M. Quist (4)(5)	66,500	*

James L. Reissner (4)(5)	110,657	1.1%

David J. Suden(4)(6)(8)	84,300	*

Manuel M. Almeida (6)	42,151	*

Pamela V. Lampert (6)(9)	7,894	*

Robert M. Wolf (6)	79,620	*

All current executive officers and directors as a group (10 persons)	678,668	6.5%

__________________

*	Less than one percent
(1)

Includes shares which could be purchased within 60 days of April 3, 2008 upon the exercise of the following stock options: Mr. Aldrich, 113,575 shares; Mr. Benveniste, 54,500 shares; Mr. Hotchkiss, 18,949 shares; Mr. Madison, 49,500 shares; Mr. Quist, 64,500 shares; Mr. Reissner, 99,500 shares; Mr. Suden, 84,300 shares; Mr. Almeida, 42,151 shares; Ms. Lampert, 7,894 shares; Mr. Wolf, 73,050 shares; and all current directors and executive officers as a group, 607,919 shares.

(2)	Based on an Amendment No. 6 to Schedule 13G filed October 4, 2007.
(3)	Based on a Schedule 13G filed on September 19, 2007.
(4)	Currently serves as our director.
(5)	Nominated for election as a director.
(6)	Named Executive Officer.
(7)

Includes 45,057 shares held by the Bernard P. Aldrich Revocable Trust u/t/a dated March 25, 1999, of which Mr. Aldrich and his spouse, Cindy L. Aldrich, are trustees and includes 2,965 shares held by the Cindy L. Aldrich Revocable Trust u/t/a dated March 25, 1999, of which Ms. Aldrich and her spouse, Bernard P. Aldrich, are trustees.

(8)	Mr. Suden ceased to serve as our Chief Technical Officer effective January 1, 2008.
(9)	Ms. Lampert resigned as our Vice President Planning and Organization Development effective March 18, 2008.

PROPOSAL 1:

ELECTION OF DIRECTORS

Six directors will be elected at the Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Pursuant to our bylaws, we have set the number of directors at six. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors has nominated for election the six persons named below. Each nominee is currently a director of Rimage. All nominees were elected by the shareholders at our 2007 Annual Meeting.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Bernard P. Aldrich Age 58	Chief Executive Officer, President and a director of Rimage since December 1996. Director of Apogee Enterprises, Inc. and a director of Park Industries Inc., a privately-held company.	1996

James L. Reissner Age 68	President of Activar, Inc. since January 1996 and Chief Financial Officer of Activar from 1992 until becoming President. Director of Intek, Inc. and Magstar Technologies, Inc. Director of two privately-held companies, Vermillion State Bank and Activar, Inc.	1998

Steven M. Quist Age 62	Principal of Blackmore Peak Partners, a management consulting firm since 2003. President and Chief Executive Officer of CyberOptics Corporation, 1998 until 2003. Director of CyberOptics Corporation from 1991 to 2004. President of Rosemount, Inc., a subsidiary of Emerson Electric Company, St. Louis, Missouri 1992 until 1998. Director of Data I/O Corporation. Also a director for three privately-held companies: ILX Lightwave Corp., S2 Corporation, and Nervonix, Inc.	2000

Thomas F. Madison Age 72	President and Chief Executive Officer of MLM Partners, a consulting and small business investment company, since January 1993; Chairman of AetherWorks, Inc. from August 1999 to 2000; Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company 1994 and 1995; President of US West Communications — Markets 1989 to 1993; President and Chief Executive Officer of Northwestern Bell 1985 to 1989; Director of Valmont Industries Inc., CenterPoint Energy, Inc., Digital River, Inc., Span Link Communications and Delaware Group of Funds.	2001

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Lawrence M. Benveniste Age 57	Dean of Goizueta Business School of Emory University since July 2005. Dean of Carlson School of Management at the University of Minnesota December 2001 to July 2005. Carlson School of Management Associate Dean for Faculty and Research from 2000 to 2001, Chair of Finance Department of Carlson School of Management from 1999 to 2000. US Bancorp Professor of Finance from 1996 to 1999. Director of Alliance Data Systems Corporation.	2003

Philip D. Hotchkiss Age 39	In 1995 founded and was then Chairman and CEO of BigCharts, Inc. which was subsequently acquired by CBS MarketWatch.com, Inc. in 1999. Served as President of CBS MarketWatch.com, Inc. and served on its Board of Directors from 1999 to 2000. Served as President and CEO of Talkingpoint Inc. from 2003 to 2006. Served as Managing Principal of bswing, Inc. from 2006 to 2008.	2003

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers.

Voting Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance and Nominating Committee’s recommendation or Board action regarding whether to accept the resignation offer.

THE BOARD OF DIRECTORS RECOMMENDS

THAT SHAREHOLDERS VOTE FOR

THE ELECTION OF EACH NOMINEE

_________________________________

CORPORATE GOVERNANCE

Board Independence

The Board of Directors undertook a review of director independence in February 2008 as to all seven directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his immediate family) and Rimage, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Messrs. Aldrich and Suden, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. Neither Mr. Aldrich nor Mr. Suden is independent under the Nasdaq Marketplace Rules because each is employed by Rimage and each served as our executive officer in fiscal year 2007.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee. The Compensation Committee also administers our 2007 Stock Incentive Plan.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.

The current members of the Compensation Committee are Steven M. Quist (Chair), Philip D. Hotchkiss and Lawrence M. Benveniste. During 2007, the Compensation Committee met six times, including once in executive session without management present.

Governance Committee. The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com. A copy of our current Governance Guidelines is also available in the “Investor Relations” section of our website. The current members of the Governance Committee are Thomas F. Madison (Chair), James L. Reissner and Steven M. Quist. During 2007, the Governance Committee met four times.

Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter adopted by the Board of Directors on May 10, 2000 and most recently amended on February 21, 2007. A copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com. Our Audit Committee presently consists of four directors: James L. Reissner (Chair), Lawrence M. Benveniste, Philip D. Hotchkiss and Thomas F. Madison. During 2007, the Audit Committee met eight times, including four times in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that each of Messrs. Reissner, Benveniste and Madison meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Director Nominations

The Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.” The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Governance Committee believes that a six person Board of Directors is appropriate. At six directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board. The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board of Directors, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Rimage and the Board of Directors. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

▪

Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;

▪

Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

▪	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees; and

▪

Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics that contribute to the Board’s diversity; and Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

In reviewing prospective nominees, the Governance Committee reviews the number of public-company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Because of the variability of the time commitment these other positions may require, the Governance Committee has not adopted any formal policy limiting the number of boards on which our directors may serve. The Governance Committee also considers such other relevant factors as it deems appropriate. The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2008 Annual Meeting. The nominees for the Meeting were selected by the Governance Committee in February 2008. All nominees were elected by shareholders at our 2007 Annual Meeting. Mr. Suden was also elected at the 2007 Annual Meeting but he determined not to stand for re-election at the Meeting in connection with his resignation as our Chief Technology Officer effective December 31, 2007. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of Rimage Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2009 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During 2007, the Board of Directors met nine times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during 2007. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All of the seven directors then serving attended the 2007 Annual Meeting of Shareholders.

Continuing Education

In December 2005, the Board of Directors adopted a formal policy encouraging all Board members to seek out opportunities for further education on governance and public-company matters, including educational programs accredited by Institutional Shareholder Services. During 2007, five members of the Board of Directors attended one or more such programs.

Communications With Directors

Shareholders may communicate with members of the Board by sending an e-mail to chair.director@rimage.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, (i) the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of our financial statements, (ii) the written disclosures required by Independence Standards Board Standard No. 1 (which relates to the firm’s independence from us and our related entities), and (iii) the independence of KPMG LLP from us.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007.

BY: THE AUDIT COMMITTEE

James L. Reissner (Chair)

Lawrence M. Benveniste

Philip D. Hotchkiss

Thomas F. Madison

EXECUTIVE OFFICERS

Set forth below is biographical and other information on our current executive officers. Information about Mr. Bernard P. Aldrich, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

Manuel M. Almeida, 50, was appointed as our Executive Vice President of Sales and Marketing effective August 22, 2007. Until his appointment as Executive Vice President of Sales and Marketing, Mr. Almeida served as our Chief Operating Officer since February 15, 2006. Mr. Almeida started with us in September 2003 as Executive Vice President. For the twenty-three years prior to joining us, Mr. Almeida was with Fuji Photo Film USA, most recently serving as its Vice President & General Manager Commercial Imaging Division from June 1999 to September 2003. During his twenty-three year tenure, Mr. Almeida also served as Fuji’s Vice President & General Manager Digital Imaging, Vice President Consumer Marketing and Vice President Digital Imaging Sales.

Robert M. Wolf, 39, started with us in September 1997 and has been our Treasurer and Secretary since January 2000 and Chief Financial Officer since February 2003. From March 1995 until joining us, Mr. Wolf was a CPA and audit manager with Deloitte & Touche LLP. From December 1991 until March 1995, Mr. Wolf was a CPA with House, Nezerka & Froelich PA.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the Named Executive Officers:

▪	Bernard P. Aldrich, our Chief Executive Officer
▪	Robert M. Wolf, our Chief Financial Officer
▪	Manuel M. Almeida, our Executive Vice President of Sales and Marketing
▪	David J. Suden, our Chief Technology Officer through December 31, 2007
▪	Pamela V. Lampert, our Vice President Planning and Organization Development through March 18, 2008

Mr. Suden, who served as our Chief Technology Officer since December 1996, ceased serving in that capacity effective December 31, 2007. Beginning January 1, 2008, he will be employed as our Strategic Technology Consultant. On August 22, 2007, the Board of Directors appointed Manuel M. Almeida as the Executive Vice President of Sales and Marketing. Until his appointment as the Executive Vice President of Sales and Marketing, Mr. Almeida served as our Chief Operating Officer since February 2006. Ms. Lampert resigned as our Vice President Planning and Organization Development effective March 18, 2008.

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each Named Executive Officer during 2007, as reported in the compensation tables and accompanying narrative sections appearing on pages 20 to 26 of this proxy statement.

Overview of the Executive Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers other than the Chief Executive Officer. The Board of Directors is responsible for, and regularly reviews, the succession plan for our Chief Executive Officer. The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for 2007 was the 2007 Stock Incentive Plan (the “2007 Plan”) approved by our shareholders at the Annual Meeting of Shareholders in 2007.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs. On February 20, 2007, the Compensation Committee established minimum, target and maximum goals relating to sales and operating income as a percentage of sales for fiscal year 2007 for the Company’s cash incentive compensation program for executive officers (the “2007 Incentive Plan”). On March 7, 2007, the Compensation Committee approved, and the Board of Directors ratified, the potential cash bonuses as percentages of their respective salaries that the Named Executive Officers may earn under the 2007 Incentive Plan.

Use of Compensation Consultant

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. At the end of fiscal year 2005, the Compensation Committee selected Towers Perrin, an executive compensation consultant, to assist it in determining the amount and form of executive officer and director compensation for fiscal year 2006. In January 2006 and again in January 2007, Towers Perrin provided the Compensation Committee with information it reviewed in making compensation decisions in fiscal year 2006 and fiscal year 2007. The information provided by Towers Perrin in January 2007 consisted of a comparative analysis of executive officer and director compensation and compensation practices of Rimage as compared to a market group consisting of comparably sized companies. Towers Perrin additionally compared the compensation practices of the market group to a group of companies in industries comparable to ours to determine if certain compensation practices or data trends were particular to our industry. This comparative analysis focused on base salary for executive officers, annual incentive compensation, long-term equity incentive compensation, as well as the overall value of cash compensation to executive officers.

For 2007, as with past years, the Compensation Committee also reviewed surveys, reports and other market data against which it measured the competitiveness of our compensation program. The Compensation Committee is committed to continually reviewing its compensation philosophy and our compensation programs to ensure they meet our objectives of providing compensation that attracts and retains superior executive talent, as well as encourage our executive officers to achieve our business goals. The Compensation Committee reviews its philosophy regularly (no less than annually) to ensure that the philosophy continues to be appropriate and that changes in executive compensation practices of the comparable companies and trends in compensation are identified.

Role of Management

In determining compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2007 Incentive Plan. In addition to the Chief Executive Officer, the Compensation Committee solicits information regarding executive compensation matters from our Vice President of Planning and Organization Development, Pamela V. Lampert. However, neither Ms. Lampert, nor any other Named Executive Officer other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee. However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

Objectives of Compensation Programs

Our philosophy with respect to the compensation of executive officers is based upon the following principles:

▪	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

▪	Variable compensation should be established to provide incentive to improve performance and shareholder value.

For the compensation of the Named Executive Officers in 2007, the Compensation Committee reviewed our compensation practices as compared to the companies in our market group consisting of similar-sized publicly-held and privately-held companies. As described above, the Compensation Committee also reviewed surveys, reports and other market data, including information provided by Towers Perrin in January 2007, against which it measured the competitiveness of our compensation program to determine if these programs were consistent with our philosophy and met the objectives of our compensation programs for the Named Executive Officers.

For 2007, as with prior years, the Compensation Committee determined that a Named Executive Officer’s base cash compensation should be determined with reference to the 50th percentile of the base pay of an employee with similar responsibilities at other companies in the market group, and that, on a combined basis, base salary and amounts under the annual cash incentive program should be at or above the 50th percentile of cash compensation. The Compensation Committee believes that variable cash compensation, tied to specific performance measures, should constitute a significant portion of a Named Executive Officer’s overall cash compensation. In determining Named Executive Officers’ annual base compensation, the Compensation Committee considered our overall performance, the duties of the Named Executive Officer, the Named Executive Officer’s performance on behalf of us, surveys of executive compensation for companies in the market group and with respect to the Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

In determining value of compensation comprised of long-term equity incentive compensation, the Compensation Committee reviews the value of equity grants of the market group of companies to executive officers with similar responsibilities, as well as surveys and other market data to adjust the long-term equity incentive program to reflect our market capitalization, type of equity awards, historical grant practices, the potential cash compensation for executive officers, as well as to scale long-term equity incentive compensation among the Named Executive Officers such that the Named Executive Officers in positions of increasing responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year. The Compensation Committee believes that equity compensation programs should: (i) provide long-term incentives to executive officers, (ii) align compensation to create long-term shareholder value, (iii) encourage executive officers to remain with us and promote our business, (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in our common stock and (v) provide equity compensation incentives to those personnel most responsible for our performance.

Design of Compensation Programs

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee adopted the 2007 Incentive Plan as the Company’s performance based compensation program. In 2006, the Compensation Committee had adopted two performance based compensation programs, the 2006 Incentive Plan, which was a cash compensation plan similar in design to the 2007 Incentive Plan, and the 2006 Equity Program, which consisted of grants to the Named Executive Officers and other key management awards of non-qualified stock options and performance shares. The vesting of the performance shares is subject to achieving performance goals relating to revenue and operating income as a percentage of sales for the fiscal year ending December 31, 2008. The Compensation Committee did not adopt a similar equity program for 2007 in part because of the difficulty in administering such a program and developing appropriate targets that motivate performance among participants, as well as the fact that the features of the 2006 Equity Program that were viewed as motivating were present in other compensation programs (such as the 2007 Incentive Plan).

Under the 2007 Incentive Plan, the Named Executive Officers are eligible for cash bonuses depending upon our financial performance in sales growth and operating income as a percentage of sales and depending on position. The table below under Cash Bonus shows the bonus amounts as a percentage of salary that will be earned by the Named Executive Officers under the 2007 Incentive Plan upon the Company’s achievement of the minimum, target and maximum goals relating to sales and operating income as a percentage of sales. No bonus amounts will be earned by any Named Executive Officer in the event the minimum goals are not achieved.

Under the 2007 Incentive Plan, the Compensation Committee determined target goals relating to growth in sales as compared to 2006 and operating income as a percentage of sales in the form of a matrix comprised of incrementally increasing percentages of sales growth over the prior fiscal year and incrementally increasing operating income as a percentage of sales. Under the 2005 and 2006 Incentive Plan, the Compensation Committee selected sales growth and NIBIT as a percentage of sales as the performance measures. In 2007, the Compensation Committee selected sales growth and operating income as a percentage of sales as the performance measures. The Compensation Committee determined that sales growth was an important measure to retain for the 2007 Incentive Plan because it is used for annual and long range planning purposes and reflects the performance of our business and our employees. In determining to use operating income as a percentage of sales as a performance measure for the 2007 Incentive Plan in lieu of NIBIT, the Compensation Committee believed that operating income as a percentage of sales is more easily understood within Rimage as a measure of performance and operating income better reflects the performance of our ongoing business operations in that operating income excludes certain forms of income (such as interest income) over which participants have little control and that are not the significant focus of our business development efforts.

The 2007 target goals established by the Compensation Committee for sales were 20% growth over our 2006 results and operating income as a percentage of sales of 16% of 2007 revenue. The Compensation Committee intends these target goals to be aggressive to encourage significant improvements in financial performance and growth in our business.

Elements of In-Service Compensation

The Compensation Committee followed the guiding principles outlined above in the development and administration of these elements of compensation of the Named Executive Officers while serving with us:

▪	Base salary
▪	Cash bonus
▪	Long-term equity compensation

The Compensation Committee does not believe that personal benefits or perquisites (i.e. “perks”) are appropriate as a significant element of compensation for the Named Executive Officers. Because perks are not conditioned upon performance, create divisions among employees that undermine morale, and are inconsistent with Rimage’s policy of equitable treatment of all employees based upon their contribution to our business, the value of perks to any Named Executive Officer was less than $10,000 in 2007.

Base Salaries

At its meeting in March 2007, the Compensation Committee approved increases to the base salaries of the Named Executive Officers effective for fiscal year 2007. The increases were based on market-related and internal equity adjustments, as well as the Named Executive Officer’s performance. These base salaries were set at or below the 50th percentile of base pay of similar executive officer employees in the market group. This is in keeping with the Compensation Committee’s philosophy allowing Named Executive Officers to earn a significant portion of overall cash compensation through the annual incentive plan.

Cash Bonus

The cash bonus component of compensation is available to the Named Executive Officers through the 2007 Incentive Plan. The following table shows the bonus amounts as a percentage of salary that will be earned by the Named Executive Officers under the 2007 Incentive Plan upon the Company’s achievement of the minimum, target and maximum goals relating to sales and operating income as a percentage of sales.

Executive Officer and Title	Bonus Payout Under 2007 Incentive Plan As a Percentage of 2007 Base Salary
	Minimum Goals Achieved	Target Goals Achieved	Maximum Goals Achieved
Bernard P. Aldrich	30%	60%	120%
Manuel M. Almeida	25%	50%	100%
David J. Suden	25%	50%	100%
Robert M. Wolf	25%	50%	100%
Pamela V. Lampert	20%	40%	80%

Consistent with its overall compensation philosophy, the Compensation Committee ties cash bonus amounts to achievement of specific performance goals intended to improve our business and shareholder value.

For 2007, our results were 5.4% growth in sales as compared to 2006 and operating income as a percentage of sales of 19.2% of 2007 revenue.

Under the matrix associated with the 2007 Incentive Plan, our 2007 financial performance resulted in cash bonuses to the Named Executive Officers of the amount noted below, which represents the corresponding percentage of their 2007 annual base salary and which compares to the target bonus percentage under the 2007 Incentive Plan:

Named Executive Officer	2007 Incentive Plan Award Amount	% of 2007 Annual Base Salary	2007 Incentive Plan Bonus at Achievement of Target Goals
Bernard P. Aldrich	$177,480	52.2%	60%
Manuel M. Almeida	115,275	43.5%	50%
David J. Suden	97,875	43.5%	50%
Robert M. Wolf	82,650	43.5%	50%
Pamela V. Lampert	55,680	34.8%	40%

Long-Term Equity Compensation

The Compensation Committee may from time to time grant equity awards to executive officers for superior performance that would not otherwise be rewarded under our existing long-term equity programs that are tied to our performance, such as the 2006 Equity Program. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan.

On May 15, 2007, the date of the 2007 Annual Meeting of Shareholders, the Compensation Committee granted stock options to the Named Executive Officers in respect of performance in 2006. The stock options granted in May 2007 are non-qualified, have an exercise price of the fair market value of our common stock on the date of grant, vest over a period of four years, have a term of ten years and in other respects are subject to the terms and conditions of the 2007 Plan.

In determining the number of shares underlying the stock options granted in respect of 2006 performance, the Compensation Committee considered the overall value of the award, previously made grants to the Named Executive Officers (including the grants to the Named Executive Officers under the 2006 Equity Program) and the value of both cash and equity compensation of executive officers in the market group of companies.

The following table shows the stock options granted to each of the Named Executive Officers on May 15, 2007:

Named Executive Officer	Number of Shares of Stock Underlying Stock Option
Bernard P. Aldrich	23,900
Manuel M. Almeida	14,300
David J. Suden	12,000
Robert M. Wolf	12,000
Pamela V. Lampert	7,200

The Compensation Committee anticipates granting options to the Named Executive Officers at the time of the 2008 Annual Meeting of Shareholders in respect of performance in 2007. As with past equity grants, the Compensation Committee will take into account a variety of factors in determining the number of shares underlying the stock options to be granted in respect of 2007 performance, including those factors reviewed for determining the number of shares underlying stock options to be granted in respect of 2006 performance.

Equity Granting Process

In 2006, the Compensation Committee formalized as policy our historical practice to grant options on a recurring pre-determined calendar. The policy of the Compensation Committee is to grant stock options at a regularly scheduled meeting of the Compensation Committee held in conjunction with a meeting of the Board of Directors on the day of the Annual Meeting of Shareholders, typically scheduled in May of each year.

Additionally, the Compensation Committee established a policy that if the Chief Executive Officer makes a discretionary grant of options to purchase our common stock to newly hired non-executive employees prior to the next annual grant, the grant date will be the second Tuesday of the month following the employee’s start date, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading. Under the 2007 Plan, our Chief Executive Officer has been delegated the authority to grant stock options to non-executive employees. Beginning February 18, 2008, the Chief Executive Officer’s delegation authority was limited to grants to any individual of no more than 5,000 options individually and no more than 20,000 options in the aggregate to all such employees on an annual basis, not including options granted directly by the Compensation Committee. Further, if the Chief Executive Officer grants stock options to a new hire using this discretion, he must advise the Chair of the Compensation Committee of the planned grant. The limits on the granting authority delegated to the Chief Executive Officer were reduced to reflect the size of recent options grants and the fact that the Company’s practice is to grant stock options on the date of the Annual Meeting of Shareholders.

In 2006, as part of the formal review of stock option granting processes, we also adopted a formal policy that was consistent with historical practice regarding the timing of awards relative to the release of material, non-public information. Our policy is to grant stock options at a time that directors and executive officers were not in possession of material, non-public information and during periods when trading would be permitted under our trading policy. Our practice is to grant annual options to executives and other employees on the date of the Annual Meeting of Shareholders.

Stock options granted in 2007 have an exercise price of the fair market value of our common stock on the date of grant, determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant.

Elements of Post-Termination Compensation

Our practice has been to enter into a form of letter agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer. In March 2007, these letter agreements with each of the Named Executive Officers were amended and restated.

The Compensation Committee believes that severance and change in control arrangements for the Named Executive Officers aid in the recruitment and retention of executive officers and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee noted that the benefits under these letter agreements are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements. Further, with the March 2007 amendments, we reduced our obligation to pay severance to the Named Executive Officers if a change in control occurs and within twelve months of the change of control an Executive Officer’s employment is terminated by the Company without cause or by the Executive Officer for good reason from 200% of the sum of the Executive Officer’s annual base salary and target bonus in effect on such date to 100%. The Compensation Committee believed that this change was appropriate given the one-year term of the non-competition obligations, while still competitive within the marketplace for executive talent.

In connection with David J. Suden ceasing to serve as of our Chief Technical Officer as of January 1, 2008, we entered into a letter agreement dated December 21, 2007 with Mr. Suden that became effective December 31, 2007. The December 31, 2007 letter agreement supersedes the letter agreement relating to severance and change in control benefits between Mr. Suden and the Company, except that a non-disclosure and non-competition agreement with Mr. Suden will continue to remain in effect. The Compensation Committee approved the December 31, 2007 letter agreement as part of the transition of Mr. Suden’s relationship from an executive officer to a non-executive officer employee. Whereas the Company’s practice has been to enter into a form of letter agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer, the Compensation Committee did not believe this severance and change in control letter agreement was appropriate for Mr. Suden given his non-executive officer status following December 31, 2007.

See “Executive Compensation – Severance and Change in Control Benefits” in this proxy statement for a discussion of the terms of these letter agreements with the Named Executive Officers and the value of benefits payable under the letter agreements.

Stock Ownership Guidelines

On May 16, 2006, the Compensation Committee established, and the Board of Directors approved, stock ownership guidelines for our executive officers and directors. The ownership guidelines for executive officers is based upon the following multiples of base pay, with the multiple depending upon management level: Chief Executive Officer, five times; Chief Operating Officer, Chief Financial Officer and Chief Technical Officer, three times; and all other executive officers, two times. The ownership guideline for directors is five times the annual retainer (exclusive of meeting fees) paid to directors by us. Ownership levels will be determined by including stock acquired through open market transactions, employee stock purchase plan purchases, shares earned under restricted stock grants or performance stock awards, as well as the in-the-money value of vested stock options. We recommend that executive officers and directors meet the applicable guidelines within five years of the date he or she first becomes subject to the guidelines and meet the applicable guidelines associated with an increase in his or her management level within five years of such change.

Although no executive officer is required to meet the guidelines at December 31, 2007, the Compensation Committee reviewed the progress of the Named Executive Officers toward the ownership guidelines as of that date and determined that all of the Named Executive Officers and directors either met the ownership guidelines or were on track for meeting the ownership guidelines within the established timeframes.

Impact of Regulatory Requirements

In determining our compensation policies and the programs and actions to be taken by us with respect to executive compensation, the Compensation Committee considers the impact of accounting rules, securities rules and tax rules.

In particular, the Compensation Committee reviewed the requirements of Section 162(m) of the Internal Revenue Code that allows us an income tax deduction for certain compensation exceeding $1,000,000 paid in any taxable year to executive officers and, in structuring the letter agreements, the provisions of Section 280(G) that would subject certain excess parachute payments under Section 280(G) of the Internal Revenue Code to excise tax under Section 4999 of the Internal Revenue Code. We have not been limited in our deduction for compensation expenses under Section 162(m) of the Internal Revenue Code in 2007 or in any prior fiscal year.

In response to this review, we amended the letter agreements with the Named Executive Officers relating to severance and change in control benefits in March 2007 to ensure that the benefits payable under the letter agreements are exempt from the requirements of Section 409A of the Internal Revenue Code, which imposes a penalty tax on certain non-exempt deferred compensation.

Our stock option grant policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which we adopted in the first quarter of fiscal year 2006. Under this accounting standard, we are required to value unvested stock options granted prior to our adoption of SFAS 123R and stock options granted after the adoption of SFAS 123R using the fair value method and expense those amounts in our income statement over the stock option’s remaining vesting period. In light of the adoption of SFAS 123R, the Compensation Committee considered, and continues to evaluate, additional ways to align the value of equity compensation received by our employees with the accounting treatment of this equity compensation.

In 2006, we also began issuing options that were not qualified under Section 423 of the Internal Revenue Code in lieu of stock options that were so qualified (i.e. incentive stock options) because of the high rate of “disqualifying dispositions” for incentive stock options (which result in the incentive option being treated as a non-qualified stock option) and the administrative burden of tracking disqualifying disposition data. All options granted in 2007 were non-qualified stock options.

Conclusion of Compensation Committee

The Compensation Committee believes our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our shareholders. The Compensation Committee believes that the compensation of the Named Executive Officers is reasonable, appropriate and responsive to the goal of improving shareholder return.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the fiscal year for (i) Bernard P. Aldrich, who served as our Chief Executive Officer in 2007; (ii) Robert M. Wolf, who served as our Chief Financial Officer in 2007; and (iii) the three other most highly compensated executive officers of our company whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings (together referred to as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Bernard P. Aldrich	2007	$339,423	$(6,756)	$110,927	$177,480	$16,770	$637,844
Chief Executive Officer	2006	324,296	6,756	75,299	138,450	17,128	561,929

Robert M. Wolf	2007	189,231	(3,378)	56,558	82,650	6,197	331,258
Chief Financial Officer	2006	169,824	3,378	43,221	60,350	5,687	282,460

Manuel M. Almeida	2007	264,423	(4,061)	67,990	115,275	14,633	458,260
Executive Vice President of Sales and Marketing	2006	249,988	4,061	52,484	88,750	14,629	409,912

David J. Suden	2007	225,000	(3,378)	56,558	97,875	13,450	389,505
Chief Technology Officer	2006	225,707	3,378	43,839	79,875	14,370	367,169

Pamela V. Lampert	2007	159,614	(2,032)	34,409	55,680	4,788	252,459
Vice President Planning and Organization Development	2006	149,616	2,032	26,736	31,950	4,488	214,822
(1)

Values expressed represent the actual compensation cost recognized by our company during the fiscal year for equity awards granted in that fiscal year and prior fiscal years as determined pursuant to Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). For 2007 and 2006, the determination utilizes the respective assumptions and accounting principles discussed in Note 2, “Stock-Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)

Amounts in 2007 relate to a reversal in 2007 of equity compensation expense recorded in 2006. During the third quarter of 2007, we changed our assessment of achieving the performance criteria applicable to the performance shares granted under the 2006 Equity Program from probable to improbable. Accordingly, we reversed all compensation expense recorded in prior periods for the performance shares during the third quarter of 2007, which included expense recorded in 2006.

(3)	Represents bonuses paid to the Named Executive Officers under our Incentive Plan for the year noted, which are reported for the year in which the related services were performed.
(4)

For 2007, includes matching contributions under the Rimage Corporation 401(k) retirement savings plan of $10,250, $5,677, $8,113, $6,930 and $4,788 for Mr. Aldrich, Mr. Wolf, Mr. Almeida, Mr. Suden and Ms. Lampert, respectively. Additionally, includes amounts attributable to automobile allowances of $6,000 each for Messrs. Aldrich, Almeida and Suden, and insurance premiums of $520 each for Messrs. Aldrich, Wolf, Almeida and Suden.

For 2006, includes matching contributions under the Rimage Corporation 401(k) retirement savings plan of $9,909, $5,095, $7,680, $7,471 and $4,488 for Mr. Aldrich, Mr. Wolf, Mr. Almeida, Mr. Suden and Ms. Lampert, respectively. Additionally, includes amounts attributable to automobile allowances of $6,000 each for Mr. Aldrich, Mr. Almeida and Mr. Suden, and insurance premiums of $1,219, $593, $949 and $900 for Mr. Aldrich, Mr. Wolf, Mr. Almeida and Mr. Suden, respectively.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ending December 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Bernard P. Aldrich	03/07/07	$102,000	$204,000	$408,000
Robert M. Wolf	03/07/07	$47,500	$95,000	$190,000
Manuel M. Almeida	03/07/07	$66,250	$132,500	$265,000
David J. Suden	03/07/07	$56,250	$112,500	$225,000
Pamela V. Lampert	03/07/07	$32,000	$64,000	$128,000
(1)

Represents bonuses that may have been earned by the Named Executive Officers under our 2007 Incentive Plan. For the actual bonus amounts earned and paid under the 2007 Incentive Plan, please see the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation.” For explanation of the 2007 Incentive Plan, refer to the description on pages 14 and 15 of this proxy statement under the headings of Compensation Discussion and Analysis entitled “Design of Compensation Programs” and “Elements of In-Service Compensation – Cash Bonus,” respectively.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)
Bernard P. Aldrich	—	23,900	—	$27.03	05/15/2017
Bernard P. Aldrich	6,300	18,900	—	$21.77	05/16/2016
Bernard P. Aldrich	30,000	—	—	$18.00	02/24/2015
Bernard P. Aldrich	25,000	—	—	$14.10	01/22/2014
Bernard P. Aldrich	20,000	—	—	$8.57	02/12/2013
Bernard P. Aldrich	20,000	—	—	$6.85	11/02/2011
Bernard P. Aldrich	20,000	—	—	$10.00	10/30/2010
Bernard P. Aldrich	15,000	—	—	$10.00	03/02/2009
Robert M. Wolf	—	12,000	—	$27.03	05/15/2017
Robert M. Wolf	3,150	9,450	—	$21.77	05/16/2016

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)
Robert M. Wolf	20,000	—	—	$18.00	02/24/2015
Robert M. Wolf	10,000	—	—	$14.10	01/22/2014
Robert M. Wolf	10,000	—	—	$8.57	02/12/2013
Robert M. Wolf	10,000	—	—	$6.85	11/02/2011
Robert M. Wolf	10,000	—	—	$10.00	10/30/2010
Robert M. Wolf	3,750	—	—	$8.17	05/04/2009
Manuel M. Almeida	—	14,300	—	$27.03	05/15/2017
Manuel M. Almeida	3,788	11,362	—	$21.77	05/16/2016
Manuel M. Almeida	25,000	—	—	$18.00	02/24/2015
Manuel M. Almeida	6,000	—	—	$12.51	09/29/2013
David J. Suden	—	12,000	—	$27.03	05/15/2017
David J. Suden	3,150	9,450	—	$21.77	05/16/2016
David J. Suden	20,000	—	—	$18.00	02/24/2015
David J. Suden	23,000	—	—	$14.10	01/22/2014
David J. Suden	20,000	—	—	$8.57	02/12/2013
David J. Suden	20,000	—	—	$6.85	11/02/2011
Pamela V. Lampert	—	7,200	—	$27.03	05/15/2017
Pamela V. Lampert	1,894	5,681	—	$21.77	05/16/2016
Pamela V. Lampert	6,000	—	—	$18.32	03/07/2015
(1)	Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant.
(2)	The expiration date of each option is the ten-year anniversary of the date of grant of such option.

Because we determined in the third quarter of 2007 that it was improbable that the Company would achieve the performance criteria applicable to the performance shares granted under the 2006 Equity Program, the table above does not reflect the unearned, unvested performance shares granted to the Named Executive Officers on September 18, 2006.

2007 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised during 2007 for the Named Executive Officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Bernard P. Aldrich	48,125	$1,241,797
Robert M. Wolf	1,500	$35,375
Manuel M. Almeida	6,000	$70,560
David J. Suden	—	—
Pamela V. Lampert	6,000	$49,620
(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

On November 5, 2004, we entered into a letter agreement relating to severance and change in control benefits (the “letter agreement”) with certain of our executive officers. Our practice has been to enter into such a letter agreement with each person appointed by the Board as an executive officer. In March 2007, we and each of Messrs. Aldrich, Wolf, Almeida, Suden and Ms. Lampert entered into an amended and restated form of the letter agreement (the “Letter Agreement”) that was approved by the Compensation Committee and the Board of Directors. As of December 31, 2007, each of the Named Executive Officers, Mr. Aldrich, Mr. Wolf, Mr. Almeida, Mr. Suden and Ms. Lampert, were parties to the Letter Agreement.

In connection with David J. Suden ceasing to serve as of our Chief Technical Officer as of January 1, 2008, we entered into a letter agreement dated December 21, 2007 with Mr. Suden that became effective December 31, 2007. The December 31, 2007 letter agreement supersedes the letter agreement relating to severance and change in control benefits between Mr. Suden and the Company, except that a non-disclosure and non-competition agreement with Mr. Suden will continue to remain in effect. While the amounts shown below for Mr. Suden are calculated as of December 31, 2007 under the Letter Agreement, Mr. Suden is not entitled to any severance or change in control benefits as of January 1, 2008 under his existing letter agreement.

The terms “cause,” “change in control,” and “good reason,” used in the Letter Agreement are defined as follows:

Term	Definition
Cause	•

The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Rimage has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.

•

Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Rimage, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Rimage employee or harmful to the reputation or business relationships of the executive officer.

•

A material breach of the executive officer’s fiduciary responsibilities to Rimage, such as embezzlement or misappropriation of Rimage funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.

	•	Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Term	Definition
	•	A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Rimage.
Good Reason	Good Reason for the twelve month period following a Change in Control shall mean, without the express written consent of the executive officer, any of the following:
•

the assignment to the executive officer of any duties inconsistent with the executive officer’s status or position as such executive officer of Rimage or a substantial reduction in the nature or status of the executive officer’s position or of his or her responsibilities from those in effect immediately prior to the Change in Control;

	•	a reduction by Rimage of the executive officer’s annual base salary or bonus opportunity in effect immediately prior to the Change in Control;
•

the relocation of our principal executive offices to a location outside of the Minneapolis metropolitan area or requiring the executive officer to be based anywhere other than our principal executive offices, except for required travel for Rimage business to any extent substantially consistent with the executive officer’s business obligations in effect immediately prior to the Change in Control;

•

the failure by the company to continue to provide the executive officer with employee retirement and welfare benefits and fringe benefits, other than under any equity plan, at least as favorable to those enjoyed by the executive officer under Rimage plans which by the executive officer participated in immediately prior to the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive by the executive officer of any benefit enjoyed immediately prior to Change in Control, or the failure to provide by the executive officer with the number of annual paid vacation days to which by the executive officer is entitled immediately prior to the Change in Control; provided, however, we may amend any such program so long as such amendments do not reduce any benefits to which by the executive officer would be entitled upon termination;

	•	the failure of Rimage to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement.
Change in Control

Change in Control of Rimage shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Rimage is then subject to such reporting requirement, including without limitation, if:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Rimage representing 20% or more of the combined voting power of Rimage’s then outstanding securities (other than an entity owned 50% or greater by Rimage or an employee pension plan for the benefit of the employees of Rimage);

•

there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Rimage; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

•

Rimage disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Rimage or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Rimage immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Rimage.

The Letter Agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months or until the executive secures other employment, whichever comes first. The executive officer will also be paid an amount equal to the average of the prior three calendar years’ annual bonus amount received by the executive. The bonus payment will be paid in twelve equal installments consistent with our regular payroll practices, but will cease at such earlier time as the executive officer secures other employment. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

If a Named Executive Officers’ employment was terminated without cause as of December 31, 2007, we estimate that the value of the benefits under the Letter Agreement with Messrs. Aldrich, Wolf, Almeida, Suden, and Ms. Lampert would have been as follows based upon his or her salary for fiscal year 2007 and an amount equal to the average of the annual bonus for the prior three completed calendar years prior to December 31, 2007 (2006, 2005 and 2004):

	Termination Without Cause
Executive Officer	Base Salary Payments	Bonus Payments	Insurance Premiums
Bernard P. Aldrich	$340,000	$157,317	$3,393
Robert M. Wolf	$190,000	$68,033	$10,567
Manuel M. Almeida	$265,000	$115,208	$10,567
David J. Suden	$225,000	$109,042	$5,696
Pamela V. Lampert	$160,000	$40,125	$6,323

The Letter Agreement also provides that if a change in control occurs and within twelve months of the change in control the executive’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his or her target bonus in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason). The target bonus is the cash amount under all our annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

Additionally, all stock options held by the executive will immediately vest upon a change in control. The Letter Agreement provides that in the event the vesting of options, together with all other payments and the value of any benefit received or to be received by the executive officer under the Letter Agreement would result in all or a portion of such amount being subject to excise tax, the executive officer is only entitled to an amount that would result in no portion of the amount being subject to excise tax.

In May 2006, we determined the number of performance shares to be granted to each of Messrs. Aldrich, Wolf, Almeida, Suden, and Ms. Lampert and the agreement relating to these performance shares also provides that the performance shares that have not yet vested will vest and become immediately payable upon the occurrence of a change in control. These performance shares have a grant date of September 18, 2006, the measurement date for accounting purposes. The definition of the “change in control” for the purposes of the performance share agreement is substantially similar to the definition of the Letter Agreement.

If, within twelve months of a change in control, a Named Executive Officer’s employment was terminated without cause or for good reason as of December 31, 2007, we estimate that the value of the benefits under the Letter Agreement with Messrs. Aldrich, Wolf, Almeida, Suden, and Ms. Lampert would have been as follows based upon his or her salary for fiscal year 2007, target bonus for fiscal year 2007, and stock option and performance share holdings at December 31, 2007:

	Termination Without Cause or For Good Reason Within 12 Months of a Change in Control
Executive Officer	Severance Payments	Insurance Premiums	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Vesting of Performance Shares (1)
Bernard P. Aldrich	$544,000	$3,393	$79,002	$72,660
Robert M. Wolf	$285,000	$10,567	$39,501	$36,330
Manuel M. Almeida	$397,500	$10,567	$47,493	$43,674
David J. Suden	$337,500	$5,696	$39,501	$36,330
Pamela V. Lampert	$224,000	$6,323	$23,747	$21,850
(1)

Value based on a share price of $25.95, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2007. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated performance shares is determined by multiplying the closing share price by the number of performance shares whose receipt is accelerated.

These salary continuation and change in control benefits are conditioned upon the executive’s execution of a general release and compliance with a nondisclosure and non-competition agreement. Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the Letter Agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to the greater of the full amount or such lesser amount that would result in no portion of the amount being subject to excise tax, taking into account the tax consequences of the benefits to the Executive Officer. In calculating the amounts described above, we assumed that no amount payable to the executive officer under the Letter Agreement is subject to excise tax. Additionally, if the amounts payable under the Letter Agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the Letter Agreement as we may determine, including to delay the start of any payment to any key employee (as defined in Section 409A of the Internal Revenue Code) for no more than six months, amend the definition of Change in Control and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. In calculating the amounts described above, we assumed that no amount payable to the executive officers under the Letter Agreement is subject to the requirements of Section 409A of the Internal Revenue Code.

If the executive resigns (other than for good reason during the twelve month period following a change in control), if we terminate the executive’s employment for cause, or if the executive’s employment terminates as a result of death or disability, the executive is entitled to receive the executive’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

DIRECTOR COMPENSATION

Our non-employee directors received the following amounts for Board and committee service during 2007:

•	an annual retainer of $18,000;
•	$1,500 for each meeting of the Board of Directors attended in person;
•	$1,000 for each telephonic meeting of the Board of Directors attended; and
•	$1,500 for each committee meeting attended in person.

In addition, certain of our non-employee directors received the following additional amounts for Board and committee service during 2007:

•	The chair of each committee of the Board of Directors received an additional $500 per committee meeting attended; and
•	James L. Reissner, our non-executive Chairman of the Board, received an additional annual retainer of $12,000 for his service as chairman.

Effective January 1, 2008, the annual retainer was increased from $18,000 to $24,000. In addition, the annual retainer for the non-executive chair increased from $12,000 to $16,000 and the meeting fees for the chairs of the Audit Committee and Compensation Committee increased to $1,000, and are in addition to normal committee meeting fees.

For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock or non-qualified stock options or a combination of both on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. The restricted stock will vest on the anniversary of the date of grant and the stock option will vest six months from the date of grant. Under this provision of the 2007 Plan, each non-employee director elected or re-elected at the 2007 Annual Meeting, Messrs. Benveniste, Hotchkiss, Madison, Quist and Reissner, received a non-qualified option to purchase 12,000 shares of our common stock and an award of 1,000 shares of restricted stock. In October 2007, the Compensation Committee determined that each non-employee director elected or re-elected at the 2008 Annual Meeting would receive a non-qualified option to purchase 7,500 shares of our common stock and an award of 1,000 shares of restricted stock. For each following year, the Board will determine the number of shares underlying any stock option and the number of shares underlying any restricted stock award to be granted to non-employee directors upon election or re-election at an annual meeting of shareholders.

The following table shows for 2007, the cash and other compensation paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Lawrence M. Benveniste	$42,500	$27,030	$146,880	$216,410
Philip D. Hotchkiss	$49,000	$27,030	$146,880	$222,910
Thomas F. Madison	$43,500	$27,030	$146,880	$217,410
Steven M. Quist	$49,000	$27,030	$146,880	$222,910
James L. Reissner	$59,000	$27,030	$146,880	$232,910
(1)	Represents cash retainer and meeting fees for 2007 as described above.
(2)

Values expressed represent the actual compensation cost recognized by our company during fiscal 2007 for equity awards granted in 2007 and prior years as determined pursuant to SFAS 123R utilizing the assumptions and accounting principles discussed in Note 2, “Stock-Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The aggregate number of stock options outstanding at December 31, 2007 held by directors was: Mr. Benveniste, 54,500 shares; Mr. Hotchkiss, 18,949 shares; Mr. Madison, 49,500 shares; Mr. Quist, 78,500 shares; Mr. Reissner, 99,500 shares; Mr. Suden, 107,600 shares; and Mr. Aldrich, 179,100 shares.

Bernard P. Aldrich and David J. Suden, each of whom served as our director and an executive officer in 2007, received no compensation for Board or committee service during 2007.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2008 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors

Steven M. Quist (Chair)

Lawrence M. Benveniste

Philip D. Hotchkiss

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2007, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in March 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers, director compensation to be reported in our proxy statement;
•	payment of ordinary expenses and business reimbursements;
•	transactions with related companies in which the dollar amount does not exceed $60,000 or 2% of the other company’s total revenues;
•	charitable contributions in which the dollar amount does not exceed $60,000 or 2% of the charitable organization’s receipts;
•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;
•	transactions in which our shareholders receive proportional benefits; and
•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ending December 31, 2007.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in fiscal year 2007.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other appropriate audit-related and tax services. In the event the appointment of KPMG LLP should not be ratified and approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest feasible time.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Meeting and entitled to vote is required to approve the ratification of the appointment of the independent auditors, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS

THAT SHAREHOLDERS VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee has selected KPMG LLP as its independent registered public accounting firm for its fiscal year ending December 31, 2008 and has asked the shareholders to ratify such appointment. Representatives of KPMG LLP, which has served as our independent auditors since 1989, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006, which totaled $671,700 and $672,200, respectively.

Audit Fees. The aggregate fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting and the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $592,500 and $546,300, respectively.

Audit-Related Fees. The aggregate fees billed to us for professional services for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” consisted of fees associated with the audit of assumptions and calculations of stock-based compensation under SFAS 123R totaling $25,000 for the fiscal year ending December 31, 2006. There were no such fees for the fiscal year ending December 31, 2007.

Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $79,200 and $100,900, respectively.

All Other Fees. There were no fees billed to us by KPMG LLP for the fiscal years ended December 31, 2007 and December 31, 2006 other than those described above.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for 2007 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Rimage Corporation in writing at our corporate offices, 7725 Washington Avenue South, Edina, Minnesota 55439, no later than December 12, 2008.

Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 12, 2008. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws. If we receive notice of a shareholder proposal after December 12, 2008, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2009 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Bernard P. Aldrich President and Chief Executive Officer

Edina, Minnesota

April 11, 2008

RIMAGE CORPORATION

2008 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2008

3:30 p.m.

Rimage Corporation

7725 Washington Avenue South

Edina, Minnesota 55439

Rimage Corporation 7725 Washington Avenue South Edina, Minnesota 55439	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Bernard P. Aldrich and Robert M. Wolf, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Rimage Corporation to be held at the Company’s offices at 7725 Washington Avenue South, Edina, Minnesota, on Wednesday, May 14, 2008 at 3:30 p.m. Edina, Minnesota time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Rimage Corporation held of record by the undersigned on April 3, 2008 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

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•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rimage Corporation, c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

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RIMAGE CORPORATION 2008 ANNUAL MEETING OF SHAREHOLDERS

1.	Election of Directors:	01 02 03	Bernard P. Aldrich Lawrence M. Benveniste Philip D. Hotchkiss	04 05 06	Thomas F. Madison Steven M. Quist James L. Reissner	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	A proposal to ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2008.	☐	For ☐ Against ☐ Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

Check appropriate box:

Address Change? Mark Box ☐	I plan to attend the meeting ☐	Date	, 2008

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.